UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2024

GameStop Corp.
(Exact name of Registrant as specified in its charter)

Delaware	1-32637	20-2733559
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Westport Parkway, Grapevine, TX 76051
(817) 424-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Not Applicable
 (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock	GME	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, on November 3, 2021, GameStop Corp. (the “Company”) entered into a Credit Agreement by and among the Company, certain subsidiaries of the Company, the other borrowers and guarantors from time to time party thereto, the lenders and issuers from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent and Australian Security Trustee, Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., Regions Bank, and Fifth Third Bank, National Association, as Co-Syndication Agents, Wells Fargo Bank, National Association, BofA Securities Inc., JPMorgan Chase Bank, N.A., Regions Bank, and Fifth Third Bank, National Association, as Joint Lead Arrangers and Joint Bookrunners (as amended, the “Credit Agreement”). The Credit Agreement currently provides for an asset-based secured revolving credit facility with a borrowing capacity of $250 million and a maturity date of November 3, 2026, and included a $50 million swing loan revolving sub-facility, a $50 million Canadian revolving sub-facility, and a $250 million letter of credit sublimit (the “Credit Facility”). Pursuant to the Credit Agreement, the Company was required to pay a commitment fee of 0.25% for any unused portion of the total commitment.

On August 27, 2024, the Company issued an irrevocable notice of termination pursuant to the Credit Agreement to voluntarily terminate the Credit Facility, including all commitments and obligations under the Credit Agreement. The termination is effective as of August 27, 2024. After giving effect to the termination, the Company’s principal sources of liquidity will be cash from operations and cash on hand.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.
(Registrant)

Date: August 27, 2024	By:	/s/ Daniel Moore
Daniel Moore

Principal Financial and Accounting Officer